Exhibit 99.2
Consent of Cushman & Wakefield Western, Inc.

Cushman & Wakefield Western, Inc. (“we”)  hereby consent to the use of our name in this Amendment No. 1 to the Registration Statement (File No. 333-261529) to be filed by Modiv Inc. and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) and to the description of our role in the valuation process of real estate properties owned by Modiv Inc. and its subsidiaries wherever appearing in the Registration Statement.

February 9, 2022

CUSHMAN & WAKEFIELD WESTERN, INC.

By:	/s/ TREVOR G. CHAPMAN
Name:	Trevor G. Chapman, MAI
Title:	Senior Director